Exhibit 23.3

CONSENT OF RYDER SCOTT COMPANY, L.P.

We hereby consent to the reference to Ryder Scott Company, L.P. under the heading “Experts” in Amendment No. 5 to the Registration Statement on Form S-1 (the “Registration Statement”) of Luca Technologies Inc., and to the reference to our audit of the proved reserves estimates of Patriot Energy Resources LLC, a wholly owned subsidiary of Luca Technologies Inc., as of December 31, 2011, in the Registration Statement. We further consent to the inclusion of our report dated February 24, 2012 entitled “Patriot Energy Resources LLC, a wholly owned subsidiary of Luca Technologies Inc. Estimated Future Reserves and Income Attributable to Certain Leasehold Interests SEC Parameters as of December 31, 2011” as an exhibit to the Registration Statement.

/s/ Ryder Scott Company, L.P.

RYDER SCOTT COMPANY, L.P.

TBPE Firm Registration No. F-1580

Houston, Texas

February 24, 2012